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N  E  W  S     R  E  L  E  A  S  E

CONTACT:
GREGORY M. DEARLOVE
SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
(716) 887-7262


                     CTG REPORTS 2004 SECOND QUARTER RESULTS

BUFFALO, N.Y. -- July 19, 2004 -- CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2004 second quarter which ended on July 2, 2004. Current and prior period results reflect CTG's divestiture of its business operations in The Netherlands, which are reported as discontinued operations. The divestiture was announced on April 6, 2004 and has an effective date of January 1, 2004.

CTG reported 2004 second quarter revenues from continuing operations of $59.0 million, compared with 2003 second quarter revenues from continuing operations of $62.4 million. Income from continuing operations was $0.7 million, or $0.04 per diluted share, in the 2004 second quarter, compared with $0.8 million, or $0.05 per diluted share a year ago. CTG's net income for the 2004 second quarter was $0.6 million, or $0.04 per diluted share, compared with 2003 second quarter net income of $0.5 million, or $0.03 per diluted share.

For the 2004 first half, CTG reported revenues from continuing operations of $120.5 million, compared with $124.5 million in the 2003 first half. CTG's income from continuing operations for the first half of 2004 was $1.4 million, or $0.08 per diluted share, compared with 2003 first half income from continuing operations of $1.1 million, or $0.07 per diluted share. CTG's net loss for the 2004 first half, which includes the $4.4 million loss from discontinued operations, was $2.9 million, or $0.17 per diluted share, compared with 2003 first half net income of $0.6 million, or $0.04 per diluted share.

"CTG's second quarter results reflect the ramp up of major projects in our healthcare practice later than we initially expected and a need to further increase recruiting staff to keep pace with rising demand from our strategic staffing clients," said CTG Chairman and Chief Executive Officer James R. Boldt. "While these factors combined with higher turnover and some pricing pressure reduced revenues in the quarter from our initial forecast, our earnings per share for the quarter were within our target range. Additionally, with the divestiture of our Dutch operations completed, our remaining European business was profitable in the quarter and is also experiencing rising demand."

Mr. Boldt added, "In the last month, we signed a contract and began to make placements and provide support for a new significant healthcare project, secured a three-year application management engagement in the food industry, and became a preferred staffing provider for a major financial services company."


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CTG's balance on its revolving debt agreement, which is used to fund business growth and working capital needs, was $6.6 million at the end of the 2004 second quarter, compared with $9.0 million at the end of the 2004 first quarter and $7.6 million a year ago.

CTG also issued guidance for the third quarter of 2004. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the third quarter of 2004 will range from $56.0 million to $58.0 million and $0.01 to $0.03, respectively. Mr. Boldt said, "Our guidance for the third quarter reflects the normal seasonal effect from increased vacation usage by billable staff during the summer months and the conclusion at the end of July of an application management engagement in our financial services vertical. The anticipated revenue expected from our new large healthcare engagements and staffing demand should offset a significant portion of the impact of this assignment ending."

Mr. Boldt concluded, "Looking ahead, we continue to feel optimistic about CTG's strategic direction and future. There has been a significant increase in IT staffing demand in the last 90 days. We plan to continue to increase our recruiting resources in response to the increased staffing opportunities and believe that after four years of a weak market we are finally seeing the return of more normal IT staffing demand. As to the solutions side of the business, over the last three years we have repositioned the company into the faster-growing sectors such as healthcare and information security and are seeing increased opportunities there as well. For the first time since the downturn in the industry started, all of our business units are once again profitable and with that accomplished our primary focus will be on improving margins and volumes."

Backed by 38 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,500 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.


This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2003 Form 10-K and Management's Discussion and Analysis section of the Company's 2003 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on July 20, 2004 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-877-531-2987 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time July 20, 2004 and 1:00 PM Eastern Time July 23, 2004 by dialing 1-800-475-6701 and entering the conference ID number 725746.


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                     COMPUTER TASK GROUP, INCORPORATED (CTG)
                      Consolidated Statements of Operations
                  (amounts in thousands except per share data)

                                               FOR THE QUARTER ENDED   FOR THE TWO QUARTERS ENDED
                                                 JULY 2,     JUNE 27,      JULY 2,     JUNE 27,
                                                  2004         2003         2004         2003
                                               ---------    ---------    ---------    ---------
                                                 (amounts in thousands, except per share data)
Revenue                                        $  59,047    $  62,377    $ 120,494    $ 124,466
Direct costs                                      43,196       45,232       88,049       90,943
Selling, general and administrative expenses      15,033       15,330       30,196       30,962
-----------------------------------------------------------------------------------------------
Operating income                                     818        1,815        2,249        2,561
Net other expense                                   (185)        (424)        (312)        (600)
-----------------------------------------------------------------------------------------------
Income from continuing operations before
    income taxes                                     633        1,391        1,937        1,961
Provision (benefit) for income taxes                 (34)         584          488          823
-----------------------------------------------------------------------------------------------
Income from continuing operations                    667          807        1,449        1,138
Loss from discontinued operations (including
   loss on disposal of $3.7 million in the
   first quarter of 2004)                            (62)        (349)      (4,378)        (550)
-----------------------------------------------------------------------------------------------
Net income (loss)                              $     605    $     458    $  (2,929)   $     588
                                               =========    =========    =========    =========

Basic net income (loss) per share:
    Continuing operations                      $    0.04    $    0.05    $    0.09    $    0.07
    Discontinued operations                         0.00        (0.02)       (0.27)       (0.03)
                                               ---------    ---------    ---------    ---------
    Basic income (loss) per share              $    0.04    $    0.03    $   (0.18)   $    0.04
                                               =========    =========    =========    =========

Diluted net income (loss) per share:
    Continuing operations                      $    0.04    $    0.05    $    0.08    $    0.07
    Discontinued operations                         0.00        (0.02)       (0.25)       (0.03)
                                               ---------    ---------    ---------    ---------
    Diluted income (loss) per share            $    0.04    $    0.03    $   (0.17)   $    0.04
                                               =========    =========    =========    =========

Weighted average shares outstanding:
    Basic                                         16,744       16,646       16,731       16,635
    Diluted                                       17,235       16,711       17,239       16,738



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                    COMPUTER TASK GROUP, INCORPORATED (CTG)
                          Consolidated Balance Sheets

                             (amounts in thousands)

                                      JULY 2,         JUNE 27,                                            JULY 2,         JUNE 27,
                                       2004            2003                                                2004            2003
                                    ----------        ------                                              ------          ------
Current Assets:                                                      Current Liabilities:

Cash and cash equivalents           $     27       $   1,692         Accounts payable                   $   4,778        $  8,427

Accounts receivable, net              43,890          46,235         Accrued compensation                  15,887          19,303

Other current assets                   3,634           2,967         Other current liabilities              6,485           5,011

Assets from                                                          Current portion of
   discontinued operations                 -           2,418            long-term debt                      6,649               -

                                                                     Liabilities from
                                                                        discontinued operations                 -             621
                                    --------       ---------                                            ---------        --------

Total Current Assets                  47,551          53,312         Total Current Liabilities             33,799          33,362

Property and equipment, net            6,410           7,743         Long-term debt                             -           7,643

Other assets                          42,051          41,251         Other liabilities                      8,364           7,499

                                                                     Shareholders' equity                  53,849          53,802
                                    --------       ---------                                            ---------       ---------

                                                                     Total Liabilities and
     Total Assets                   $ 96,012       $ 102,306         Shareholders' Equity               $  96,012       $ 102,306
                                    ========       =========                                            =========       =========

                                    -- END --

Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.